EXHIBIT 10.3
BARNES GROUP INC.
2023 STOCK AND INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT SUMMARY OF GRANT
For [Non-U.S.] Employees

Barnes Group Inc., a Delaware corporation (the “Company”), under the 2023 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the individual named below (“You” or “Grantee”) this Restricted Stock Unit Award (the “Grant”), representing the number of restricted stock units set forth below (each a “Restricted Stock Unit”). This Grant entitles You to receive, without payment to the Company and at the applicable time or times set forth below, a number of shares of Common Stock equal to the number of Restricted Stock Units listed below that vest subject to this Restricted Stock Unit Summary of Grant (this “Summary of Grant”), and the Restricted Stock Unit Agreement attached as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, both of which are incorporated herein by reference and made part hereof. The Grant also entitles You to be paid Dividend Equivalents as set forth in the Restricted Stock Unit Agreement. Unless otherwise defined, capitalized terms used in this Summary of Grant and the Restricted Stock Agreement have the meanings set forth in the Plan.

Grantee:	[__________________________]
Grant Date:	[________]
Number of Restricted Stock Units and Vesting Schedule:	[________] Restricted Stock Units. The Restricted Stock Units will vest as to [x/x] on the [x-month, x-month and x-month] anniversaries of the Grant Date, as follows:
	No. of Restricted Stock Units	Vesting Date

Except as provided otherwise in the Restricted Stock Unit Agreement, the Restricted Stock Units will vest in accordance with the foregoing vesting schedule if You remain in continued employment with the Company [NON-US ADD: or any Subsidiary] through the applicable vesting date.

Grant Acceptance:

    You agree to be bound by the Plan, the Restricted Stock Unit Agreement and this Summary of Grant by electronically acknowledging and accepting the Grant following the date of the Company’s electronic or other written notification to You of the Grant. You accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Restricted Stock Unit Agreement. In no event do You acquire any rights to the Grant unless You electronically accept, no later than 60 days after the Grant Date, this Summary of Grant and the attached Restricted Stock Unit Grant Agreement.

    You acknowledge that the Plan prospectus is available as part of the online grant package with E*TRADE, and that paper copies of the Plan and the Plan prospectus are available upon request by contacting Stockholder Relations, 860-973-2106.

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
Under the provisions of the 2023 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time, (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein will have the same meaning as provided for in the Plan or Summary of Grant, as applicable.
NOW, THEREFORE, in consideration of the agreements of each, and for other good and valuable consideration, the parties agree as follows:
1.Definitions.
(a)“Cause” means (i) Your willful and continued failure to substantially perform Your duties with the Company (other than any such failure resulting from the Your incapacity due to physical or mental illness) or (ii) Your willful engaging in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.
(b)“Disability” means “disability” as defined in the Company’s long-term disability plan as in effect from time to time (or, if that plan is not in effect at the time in question, as it was last in effect).
(c)“Retirement” means a Separation of Service initiated by You on or after Retirement Age under circumstances that do not constitute Cause.
(d)“Retirement Age” means age 55 or later with a minimum of 10 full years of service with the Company and/or its Subsidiaries.
(e)“Separation from Service” means a “separation from service with the employer” within the meaning of Treasury Regulation Section 1.409A-1(h), where the “employer” means the Company and all corporations and trades or businesses with which the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code (as determined in accordance with the first sentence of Treasury Regulation Section 1.409A-1(h)(3)).
2.Dividend Equivalents. [[On] or [NON-US REPLACE WITH: Unless specified in the Country-Specific Terms set forth in the Addendum attached hereto, on]] each date on which a dividend (other than a dividend paid in Common Stock, which is subject to the adjustment provided in Section 8 of the Plan) is paid to the holders of Common Stock, the record date of which falls during the period commencing on the Grant Date and ending on the first date on which all of the Restricted Stock Units have either been forfeited pursuant to this Agreement or paid pursuant to this Agreement as in effect from time to time on or after the Grant Date (a “Dividend Payment Date”), the Company will [[pay] or [NON-US REPLACE WITH: credit]] You an amount of money (“Dividend Equivalents”) determined by multiplying (a) the number of the Restricted Stock Units (if any) that were neither forfeited nor paid on or before such dividend record date, times (b) the dividend per share paid on such Dividend Payment Date. [NON-US ADD: Such credited Dividend

Equivalents will be accumulated and paid to You in cash by the Company at the time of each payment of Restricted Stock Units under this Agreement.] However, if the dividend is paid in property other than cash, the amount of money to be paid to You in respect of such dividend will be determined by multiplying (i) the number of the Restricted Stock Units (if any) that were neither forfeited nor paid on or before such dividend record date, times (ii) the fair market value on such Dividend Payment Date of the property that was paid per share of Common Stock as a dividend on such Dividend Payment Date. The fair market value of the property that was paid will be determined by the Committee in its sole and absolute discretion.
For the avoidance of doubt: Your entitlement to be paid Dividend Equivalents pursuant to the first or second sentence of this Section is contingent on Your not having a “Separation from Service” on or before the record date of such Dividend Equivalents or the applicable vesting date of the Restricted Stock Units to which the Dividend Equivalents relate. [NON-US ADD: However, if you have a Separation of Service before the applicable vesting date of the Restricted Stock Units to which the Dividend Equivalents relate, any credited Dividend Equivalents that have been accumulated prior to the vesting date will be forfeited as of that date.]
3.Forfeiture of Restricted Stock Units. Notwithstanding the vesting schedule contained in the Restricted Stock Unit Summary of Grant, the vesting schedule may change under one of the following conditions:
(a)Voluntary or Involuntary Termination. If You have a Separation from Service for any reason other than (i) death (ii) Disability, or (iii) Retirement (to the extent set forth in (b) below), any Restricted Stock Units that have not become non-forfeitable on or before the date on which You have a Separation from Service will be forfeited as of that date, and all of Your rights and interest in and to such forfeited Restricted Stock Units will thereupon terminate without payment of consideration by the Company. No Grant or other amount payable to You will be reduced by the amount of any Dividend Equivalents previously paid to You with respect to the forfeited Restricted Stock Units.
(b)Death or Retirement. If You have a Separation from Service on account of Your death or Retirement, the number of Restricted Stock Units that will be deemed non-forfeitable as of the date of such Separation from Service will be equal to the sum of the respective pro rata portion(s) of any then-unvested tranche(s) calculated as follows: with respect to any then-unvested tranche, (i) multiply the total number of Restricted Stock Units under that tranche by (ii) the total number of days worked from the Grant Date through the date of such Separation from Service, and (iii) divide the result by the total number of days from the Grant Date through the vesting date of that tranche. The portion of the Grant that remains forfeitable as of immediately following the effect of the previous sentence will be forfeited as of such date.
(c)Disability. If You have a Separation from Service as a result of Disability, the Grant will continue to vest for so long as You continue to qualify as having such Disability. That portion of the Grant which does not become non-forfeitable pursuant to the foregoing sentence will be forfeited as of such change in status.
(d)Change in Control. (A) If this Agreement is not assumed by the Successor Corporation and You did not have a Separation from Service before the date on which a Change in Control occurs, then, any Restricted Stock Units that did not become non-forfeitable before the Change in Control occurs will become non-forfeitable immediately prior to the effective date of the Change in Control, or (B) If this Agreement is assumed by the Successor Corporation and You are terminated by the Company or the Successor Corporation without Cause within 90 days prior to the Change in Control or within 18 months following the Change in Control, then effective immediately prior to Your Separation from Service, any Restricted Stock Units that did not become non-forfeitable prior to Your Separation from Service will become non-forfeitable on the date of Your Separation from Service.
(e)Acceptance. By electronically accepting this Grant, You irrevocably consent to any forfeiture of Restricted Stock Units required or authorized by this Agreement.
4.Issuance of Shares. If a Restricted Stock Unit becomes non-forfeitable pursuant to the terms of this Agreement, a share of Common Stock will be credited to a brokerage account established by the Company in Your name (or, in the event of Your death, in the name of Your Beneficiary) in payment of such Restricted Stock Unit on the date on which the Restricted Stock Unit becomes non-forfeitable or as soon as practicable thereafter, but not later than 60 days thereafter (which date during that 61 day period will be determined by the Company). All shares of Common Stock issued under this Agreement will be duly authorized, validly issued, fully paid and non-assessable.
5.Code Section 409A. Notwithstanding the preceding provisions of this Section or any other provision of this Agreement to the contrary, if You are a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of a Separation from Service, any payment to be made pursuant to this Agreement that constitutes deferred compensation that is subject to Section 409A of the Code and that is to be paid due to a Separation from Service during the 6 month period following a Separation from Service (a “Delayed Payment”) will not be paid during that 6 month period but will instead be accumulated and paid on the first day of the seventh month following the date of the Separation from Service (or, if earlier, within 14 days after the death of You)(the “Delayed Payment Date”). For the avoidance of doubt, the preceding sentence will apply to any payment (and only to any payment) pursuant to this Agreement to which Code Section 409A(a)(2)(B)(i) (relating to specified employees) applies, and will not apply to any payment that is not subject to Code Section 409A as a result of Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals) or otherwise. Also for the avoidance of doubt, any Delayed Payment will accrue Dividend Equivalents until it is paid pursuant to the preceding provisions of this Section, which Dividend Equivalents will be accumulated and deemed reinvested in additional Restricted Stock Units at Fair Market Value on the Dividend Payment Date of such Dividend Equivalents (which additional Restricted Stock Units may also accrue Dividend Equivalents) and which will be paid (in money) on the Delayed Payment Date based on the Fair Market Value of such additional Restricted Stock Units on the Delayed Payment Date. Your right to any series of payments of Restricted Stock Units or Dividend Equivalents pursuant to this Agreement will be treated as a right to a series of separate payments within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4).
6.Your Commitments; Recoupment.

(a)If You, at any time before the Grant terminates: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accept employment by, render services for or otherwise assist any other business which competes with the business conducted by the Company or any of its Subsidiaries in which You worked during Your last 2 years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hire or solicit or arrange for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourage any such employee to leave such employment; (iii) use, disclose, misappropriate or transfer confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by Your work responsibilities with the Company or any of its Subsidiaries); or (iv) are convicted of a crime against the Company or any of its Subsidiaries; or (v) engage in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engage in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, the Grant will be canceled, unless the Committee, in its sole discretion, elects not to cancel such Grant. The obligations in this Section are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between You and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.
(b)You agree that You will be subject to any compensation, clawback and recoupment policies that may be applicable to You, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the Grant Date.
7.Restrictions on Grant. In no event may (a) You sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the Grant or any interest therein, nor (b) the Grant or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise and any attempt to do so, whether voluntary or involuntary, will be null and void and no other party will obtain any rights to or interest in the Grant. You may designate a Beneficiary to receive the Grant in the event of Your death in accordance with Section 2(c) of the Plan [NON-US ADD: to the extent such designation is valid under applicable law]. Any Beneficiary will receive the Grant subject to all of the terms, conditions and restrictions set forth in this Agreement, including but not limited to the forfeiture provisions set forth in this Agreement.
8.Taxes and Withholding. The Committee may cause to be made, as a condition precedent to any payment or transfer of stock hereunder, appropriate arrangements for the withholding of any Federal, state or local taxes. If applicable, the Company will have the right, in its discretion, to deduct from any Dividend Equivalents payable pursuant to this Agreement, and from any shares to be issued pursuant to this Agreement, cash and/or shares, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state and local taxes required by law to be withheld with respect to such Dividend Equivalents, cash and/or shares. You may be required to pay to the Company, prior to delivery of certificates representing such shares and prior to such shares being credited to a book entry account in Your name, the amount of any such taxes. The Company will accept whole shares of Common Stock of equivalent Fair Market Value not to exceed the maximum allowable statutory rate of tax allowed to be withheld in payment of the Company’s withholding tax obligations if You elect to make payment in shares.
[NON-US REPLACE WITH:
(a)The Committee may cause to be made, as a condition precedent to any payment or transfer of stock hereunder, appropriate arrangements for the withholding of any income tax, social insurance, payroll tax, payment on account or other tax-related items (“Taxes”) required to be withheld, collected or accounted for by the Company or Your employer (the “Employer”). If applicable, the Company will have the right, in its discretion, to deduct from any Dividend Equivalents payable pursuant to this Agreement, and from any shares to be issued pursuant to this Agreement, cash and/or shares, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Taxes with respect to such Dividend Equivalents, cash and/or shares and You hereby authorize such deductions. You may be required to pay to the Company, prior to delivery of certificates representing such shares and prior to such shares being credited to a book entry account in Your name, the amount of any such Taxes. The Company will accept whole shares of Common Stock of equivalent Fair Market Value not to exceed the maximum allowable statutory rate of tax allowed to be withheld in payment of the Company’s withholding tax obligations if You elect to make payment in shares.
(b)Regardless of any action the Company or the Employer takes with respect to any Taxes, You acknowledge that the ultimate liability for all Taxes is and remains Your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Taxes with respect to the issuance of the Restricted Stock Units or Dividend Equivalents, the distribution of shares of Common Stock with respect thereto, or any other taxable event related to the Restricted Stock Units or Dividend Equivalents and (ii) do not commit to and are under no obligation to structure the terms of the Grant or any aspect of the Restricted Stock Units or Dividend Equivalents to reduce or eliminate Your liability for Taxes or achieve any particular tax result. Further, if You have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, You acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold, collect or account for Taxes in more than one jurisdiction.]
9.Compliance with Law. The Company will make reasonable efforts to comply with all applicable [[federal and state] or [NON-US USE: federal, state and foreign]] securities laws. However, no shares or other securities will be issued pursuant to this Agreement if their issuance would result in a violation of any such law. If at any time the Committee determines, in its discretion, that the listing, registration or qualification of any shares subject to this Grant upon any securities exchange or under any [[state or Federal] or [NON-US USE: state, Federal or foreign]] law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Grant or the issue of shares hereunder, no rights under the Grant may be exercised and shares of Common Stock may not be issued pursuant to the Grant, in whole or in part, unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee and any delay will in no way affect the dates of vesting or forfeiture of the Grant.

10.Amendments; Integrated Agreement. This Agreement may only be amended in a writing signed by You and an officer of the Company duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.
11.Relation to Plan; Interpretation. The Grant is granted under the Plan, and the Grant and this Agreement are each subject to the terms and conditions of the Plan, which is incorporated in this Agreement by reference. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. [NON-US ADD: The Grant is not subject to any of the terms of any employment agreement between You and the Company or any Subsidiary.] References to Sections are to Sections of this Agreement unless otherwise noted. The titles to Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.
12.Notices. Any notice hereunder by You will be given to the Senior Vice President Human Resources and the Corporate Secretary in writing and such notice and any payment by You will be deemed duly given or made only upon receipt by the Corporate Secretary at Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, U.S.A., or at such other address as the Company may designate by notice to You. Any notice to You will be in writing and will be deemed duly given if delivered to You in person or mailed or otherwise delivered to You at such address as You may have on file with the Company from time to time.
13.Interpretation and Disputes. This Agreement will be interpreted and construed, and all determinations will be made, by the Committee, and any such interpretation, construction or determination will be final, binding and conclusive on the Company and You. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
    [[Any] or [NON-US USE: Where permitted by local law, any]] claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within 30 days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (a) the resolution of the dispute; (b) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (c) 30 days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may [NON-US ADD: , where permitted by local law,] submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within 14 days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. You and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the

Company may determine and You agree that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

    [NON-US ADD: If mediation and/or arbitration are not permitted by local law, then for purposes of litigating any disputes under this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Connecticut and agree that such litigation shall be conducted only in the courts of Hartford County, Connecticut or the U.S. federal courts for the District of Connecticut, and no other courts where the Grant is made or is to be earned.]

14.General.
(a)Nothing in this Agreement confers upon You any right to continue in the employ or other service of the Company or any Subsidiary, or limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate Your employment or adjust Your compensation [NON-US ADD: , subject to compliance with applicable law and the terms of any employment or other written agreement between You and the Company or any Subsidiary].
(b)You have no rights as a stockholder with respect to any shares that may be issued pursuant to this Agreement until the date of issuance to You of a stock certificate for such shares or the date of a credit for such shares in a brokerage account in Your name.
(c)This Agreement is binding upon the successors and assigns of the Company and upon Your Beneficiary, estate, legal representatives, legatees and heirs.
(d)This Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.
[NON-US ADD SECTIONS 15-19:
15.Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in this Agreement.
16.Nature of Grant; No Entitlement; No Claim for Compensation. In accepting this Grant, You acknowledge the following:
(a) The Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time.

(b) This Grant is voluntary and occasional and does not create any contractual or other right to receive future grants of awards, or benefits in lieu of awards, even if awards have been granted repeatedly in the past.
(c) All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.
(d) You are voluntarily participating in the Plan.
(e) This Grant and any shares of Common Stock acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or its Subsidiaries (including, as applicable, your employer) and which are outside the scope of Your employment contract, if any.
(f) This Grant and any shares of Common Stock acquired under the Plan are not part of Your normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments.
(g) This Grant and the shares of Common Stock subject to the Grant are not intended to replace any pension rights or compensation.
(h) In the event that Your employer is not the Company, the Grant will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the Grant will not be interpreted to form an employment contract with Your employer or any Subsidiary.
(i) The future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty. If You vest in the Grant and receive shares of Common Stock, the value of the acquired shares may increase or decrease. You understand that the Company is not responsible for any foreign exchange fluctuation between the United States Dollar and your local currency that may affect the value of the Grant or the shares.
(j) In consideration of this Grant, no claim or entitlement to compensation or damages shall arise from termination of the Grant or diminution in value of the Grant or any of the shares of Common Stock issuable under the Grant from termination of Your employment by the Company or Your employer, as applicable (and for any reason whatsoever and whether or not in breach of contract or local labor laws) or notice to terminate employment having been given by either party, and You irrevocably release Your employer, the Company and its Subsidiaries, as applicable, from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, You shall be deemed to have irrevocably waived his or her entitlement to pursue such claim.
(k) For purposes of this Agreement and notwithstanding anything to the contrary in the Plan or this Agreement, Your date of termination of employment shall mean the date on which You cease to be actively employed. Accordingly, in the event of Your termination of employment (whether or not in breach of local labor laws), Your right to vest in the Grant shall terminate as of the date of Your termination of active employment and shall not be extended by any notice period mandated or implied under local law during which You are not actively employed (e.g. garden leave or similar leave) or during or for which You receive pay in lieu of notice or severance pay. The Company shall have the sole discretion to determine when You are no longer in active employment for purposes of this Agreement, without reference to any other agreement, written or oral, including Your contract of employment.
17.Data Privacy.
(a) You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of Your personal data as described in this Agreement by and among, as applicable, Your employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing Your participation in the Plan.
(b) You understand that Your employer, the Company and its Subsidiaries, as applicable, hold certain personal information about You regarding Your employment, the nature and amount of Your compensation and the fact and conditions of Your participation in the Plan, including, but not limited to, Your name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Your favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c) You understand that the Data may be transferred to the Company or any Subsidiary and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Your country, or elsewhere, and that the recipient’s country may have different or lower standard of data privacy laws and protections than Your country of residence. You understand that You may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. You understand that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that the Data will be held only as long as is necessary to implement, administer and manage Your participation in the Plan. You understand that You may, at any time, make a request to view the Data, request additional information about the storage and processing of the Data and/or require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Your local human resources representative and that these rights are subject to legal restrictions. You understand, however, that objecting to the processing of Your Data may affect Your ability to participate in the Plan. For more information on the processing of your Data and other personal data, You are referred to the Global Data Privacy Notice provided to You by Your employer or You may contact Your local human resources representative.
18.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
19.Country-Specific Terms. Notwithstanding anything to the contrary herein, the Grant shall be subject to any Country-Specific Terms set forth for Your country in the Addendum attached hereto. In addition, if You relocate to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to You, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.

ADDENDUM TO THE RESTRICTED STOCK UNIT AGREEMENT

COUNTRY-SPECIFIC TERMS FOR PARTICIPANTS OUTSIDE THE U.S.

These Country-Specific Terms include additional terms and conditions that govern the Restricted Stock Units granted to You under the Plan if you reside in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms are defined in the Plan or the Summary of Grant and Restricted Stock Unit Agreement and have the meanings set forth therein.

HONG KONG
Notifications

Securities Law Information. The Restricted Stock Units and the shares of Common Stock to be issued upon vesting of the Restricted Stock Units do not constitute a public offer of securities and are available only for employees of the Company or a Subsidiary.

ITALY
Terms and Conditions
Data Privacy. The following provision replaces in its entirety Section 17 of the Agreement:
    You understand that Your employer, the Company and its Subsidiaries, as applicable, hold and process pursuant to D.lgs 196/2003 certain personal information about You regarding Your employment, the nature and amount of Your compensation and the fact and conditions of Your participation in the Plan, including, but not limited to, Your name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Your favor (the “Data”), for the purpose of implementing, administering and managing the Plan.
You are aware that providing the Company with your Data is necessary for the performance of the Agreement and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan.
The Controller of personal data processing is Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, USA, and, pursuant to D.lgs 196/2003, its representative in Italy is Synventive Molding Solutions Italy S.R.L., with a registered office at CORSO MONFORTE, 2, 20122 Milan, Italy. You understand that the Data shall not be disclosed and may only be communicated or transferred, for the purposes specified above, to the Company or any of its Subsidiaries or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom shares acquired pursuant to the vesting of the Restricted Stock Units or cash from the sale of such shares may be deposited. Furthermore, the recipients that may process, receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than your country. The list of the subjects to which your Data have been or may be communicated/transferred can be obtained by contacting the Director of Human Resources, Barnes Industrial, (860) 409-4644.

The processing activity, including the transfer of your personal data abroad, outside of the European Union, as herein specified and pursuant to D.lgs. 196/2003, does not require your consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan.
You understand that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.
You understand that Data will be held only as long as is required by law or as necessary to implement, administer and manage your participation in the Plan. You understand that pursuant to art.7 of D.lgs 196/2003, you have the right, including but not limited to, to access, delete, update, request the rectification of your Data and cease, for legitimate reasons, the Data processing. Furthermore, you are aware that your Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting the Director of Human Resources, Barnes Industrial, (860) 409-4644.
SINGAPORE
Notifications

Securities Law Notice. The Restricted Stock Units are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that such grant is subject to section 257 of the SFA and You will not be able to make any subsequent sale in Singapore, or any offer of such subsequent sale of the shares of Common Stock underlying the Restricted Stock Units unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

SPAIN
Terms and Conditions

Nature of Grant. This provision supplements Section 16 of the Agreement titled “Nature of Grant; No Entitlement; No Claim for Compensation ˮ:
In accepting the Grant, You consent to participate in the Plan and acknowledge that You have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or a Subsidiary throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or a Subsidiary. Consequently, You understand that the Grant is granted on the assumption and condition that the Grant and any shares of Common Stock issued are not part of any employment contract (either with the Company or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, You understand that You will not be entitled to continue vesting in the Grant after termination of Your employment. In addition, You understand that the Grant would not be granted to You but for the assumptions and conditions referred to herein; thus, You acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Grant and any right to the Grant shall be null and void.
Further, the vesting of the Grant is expressly conditioned on Your continued employment, such that upon termination of Your employment for any reason whatsoever, the Grant may cease vesting immediately, in whole or in part, effective on the date of termination of Your employment (as determined by the Agreement). This will be the case, for example, even if (1) You are dismissed for disciplinary or objective reasons; or (2) Your termination of employment is due to a unilateral breach of contract by the Company or Your employer. Consequently, upon Your termination of employment for any of the above reasons, You may automatically lose any rights to the Grant to the extent not vested on the date of Your termination of employment, as described in the Plan and the Agreement.

TURKEY
Notifications

Securities Law Notice. Under Turkish law, You may not be permitted to sell any shares of Common Stock acquired under the Plan in Turkey. The shares of Common Stock are currently traded on the New York Stock Exchange, which is located outside of Turkey, under the ticker symbol “B” and shares of Common Stock acquired under the Plan may be sold through this exchange.
Exchange Control Notice. Under Turkish law, Turkish residents are permitted to purchase and sell securities or derivatives traded on exchanges abroad only through a financial intermediary licensed in Turkey. Therefore, You may be required to appoint a Turkish broker to assist You with the sale of the shares of Common Stock acquired under the Plan.

UNITED KINGDOM
Terms and Conditions

Notwithstanding anything to the contrary in the Plan, the Restricted Stock Units may only be settled in shares of Common Stock.

WARNING: The contents of the Summary of Grant, the Restricted Stock Unit Agreement, these Country-Specific Terms and the Plan have not been reviewed by any regulatory authority in Hong Kong, Italy, Singapore, Spain, Turkey or the United Kingdom or any other jurisdiction. You are advised to exercise caution in relation to the Restricted Stock Units. If You are in any doubt as to the contents of the Summary of Grant, the Restricted Stock Unit Agreement, these Country-Specific Terms or the Plan, You should obtain independent professional advice.]

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